Exhibit 99.3

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), is made and entered into as of this 27th day of February, 2017, by and among ULURU, Inc., a Nevada corporation (the “Company”), each holder of the Company’s Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred Stock”) listed on Schedule A (together with any subsequent transferees, who become parties hereto as “Investors” pursuant to Subsection 5.1, the “Investors”), and those certain stockholders of the Company listed on Schedule B (the “Key Holders,” and together collectively with the Investors, the “Stockholders”).

RECITALS

A.            Concurrently with the execution of this Agreement, the Company and the Investors are entering into a Note, Warrant, and Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for, among other things, the sale of shares of the Company’s Series B Preferred Stock to the Investors.

B.             In connection with their entering into the Purchase Agreement, the parties desire to provide the Investors with the right to designate the election of a majority of the members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement.

C.            This Agreement shall be effective as of the Second Closing (as defined in the Purchase Agreement).

NOW, THEREFORE, the parties agree as follows:

1.             Voting Provisions Regarding Board of Directors.

1.1           Definitions. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

1.2           Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at six (6) directors, unless an increase in the size of the Board is subsequently authorized by a majority of the then-current directors (provided as of the date first set forth above, the number of directors shall comprising the entire Board shall be six (6) directors). For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of common stock of the Company, $0.001 par value (the “Common Stock”) and shares of Series B Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.3           Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following shall be elected to the Board:

(a)            Four persons designated by Velocitas Partners, LLC (“Velocitas”), which individuals shall initially be Anish Shah, Oksana Tiedt, Vaidehi Shah and Arindam Bose, so long as Velocitas, together with its Affiliates, continues to beneficially own, on a fully-diluted as-converted and as-exercised basis, a number of shares of Common Stock equal to at least fifty percent (50%) of the sum of the aggregate number (as adjusted for all stock splits, dividends, combinations, recapitalizations and the like) of shares of Common Stock (i) acquired by Velocitas and its Affiliates under the Purchase Agreement that are designated as Assignment Shares, (ii) issuable upon conversion of the Warrant acquired by Velocitas pursuant to the Purchase Agreement and (iii) upon conversion of the Notes issued to Velocitas pursuant to the Purchase Agreement; provided, that, in the event that the total number of directors comprising the Board is increased to more than six (6) directors, then subject to the required ownership threshold set forth above, Velocitas shall be entitled to appoint an additional number of directors such that the total number of directors appointed by Velocitas, after giving effect to such increase of number of directors, equals the sum of one and the number of directors comprising a majority of the total number of authorized directors; and

(b)            One person designated by the investor or group of investors (other than Velocitas and its Affiliates) that purchase either Series B Preferred Stock pursuant to the Purchase Agreement or Common Stock in the Private Placement (as defined in the Purchase Agreement) or pursuant to the BackStop Agreement (as defined in the Purchase Agreement) with an aggregate gross purchase price of at least one million dollars ($1,000,000.00) (the “Major Investor”), for so long as such Major Investor, together with its Affiliates, continues to beneficially own, on a fully-diluted as-converted and as-exercised basis, a number of shares of Common Stock equal to at least fifty percent (50%) of the aggregate number (as adjusted for all stock splits, dividends, combinations, recapitalizations and the like) of shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock) acquired by the Major Investor and its Affiliates collectively under the Purchase Agreement, in the Private Placement or pursuant to the BackStop Agreement, as applicable; provided, that, in the event, that no Major Investor is entitled to designate a member of the Board as of the expiration of the Put Option (as defined in the BackStop Agreement) in accordance with the terms and conditions of the BackStop Agreement, then the remaining members of Board shall be entitled to cause an “independent director” under Rule 303A.02 of the NYSE Listed Company Manual or NASDAQ Marketplace Rule 4200a(15) to be named as a member of the Board promptly following such date; and

(c)            Bradley J. Sacks (“Mr. Sacks”) or one person appointed by Mr. Sacks, for so long as Mr. Sacks, Michael I. Sacks, Hero Nominees, Centric Capital Ventures LLC and their Affiliates (collectively, the “Sacks Affiliates”) continue to beneficially own, on a fully-diluted as-converted and as-exercised basis, a number of shares of Common Stock equal to at least fifty percent (50%) of the aggregate number (as adjusted for all stock splits, dividends, combinations, recapitalizations and the like) of shares of Common Stock owned by the Sacks Affiliates as of the date hereof.

To the extent that any of clauses (a) through (c) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Articles.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.4           Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.5           Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)            no director elected pursuant to Subsections 1.3 or 1.4 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person entitled under Subsection 1.3 to designate that director; or (ii) the Person(s) originally entitled to designate or approve such director pursuant to Subsection 1.2 is no longer so entitled to designate or approve such director;

(b)            any vacancies created by the resignation, removal or death of a director elected pursuant to Subsections 1.3 or 1.4 shall be filled pursuant to the provisions of this Section 1; and

(c)            upon the request of any party entitled to designate a director as provided in Subsection 1.2 to remove such director, such director shall be removed.

Subject to any requirements or limitations under the Securities Exchange Act of 1934, as amended, and rules promulgated thereunder, all Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

1.6           No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.7           No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge after inquiry, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

1.8           Agreement to Vote. Pursuant to Section 6.2 of the Purchase Agreement, the Company shall call a meeting of its shareholders to be held no later than June 30, 2017 and to submit at such meeting an amendment to the Articles increasing the authorized shares of Common Stock to a number not less than the Conversion Threshold, as defined in the Certificate of Designation. Each Stockholder hereby irrevocably and unconditionally agrees that, at the annual meeting of stockholders or any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, such Stockholder shall, with respect to all Shares held of record or beneficially by such Stockholder, cause such Shares to be present and counted for purposes of determining a quorum at such meeting and voted (or caused to be voted), to the fullest extent such Shares are entitled to vote thereon:

(a) in favor of a proposal approving the increase of the number of authorized shares of Common Stock to an amount at least equal to the Conversion Threshold;

(b) in favor of the approval and adoption of any other matters requiring approval by holders of Common Stock that may be reasonably necessary to effectuate the transactions contemplated by the Purchase Agreement and the other Transaction Agreements;

(c) against the approval of any action or agreement made in opposition to, or in competition with or proposed to be made or entered into in lieu of, the transactions contemplated by the Transaction Agreements; and against the approval of any other action or agreement that is intended or reasonably likely to impede, interfere with, discourage, delay, postpone, or otherwise adversely affect or inhibit the timely consummation of the transactions contemplated by the Transaction Agreements.

The foregoing notwithstanding, no holder shall be required to convert Preferred Stock or exercise any warrants to purchase Common Stock for the purpose of voting the underlying Common Stock.

2.            Remedies.

2.1           Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement and to solicit the approval of the stockholders of the Company to vote in accordance with such provisions.

2.2           Irrevocable Proxy and Power of Attorney. Each Stockholder hereby appoints Velocitas and any designee of Velocitas as the proxies of the Stockholder and hereby grants a power of attorney to the senior executive officer of the Company as attorneys-in-fact, with full power of substitution, with respect to the matters set forth herein, including, without limitation, election of persons as members of the Board in accordance with Section 1 hereto, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in accordance with the terms and provisions of Section 1, respectively, of this Agreement. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest, including for the purposes of Section 78.355(5) of the Nevada Revised Statutes, revokes any and all prior proxies granted by each Stockholder with respect to such Stockholder’s Shares and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4 hereof (notwithstanding, for the avoidance of doubt, whether or not such term extends beyond the six month anniversary of the date of this Agreement). Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein. Notwithstanding anything to the contrary in this Subsection 2.2, a Stockholder may grant a proxy or power of attorney with respect to such Stockholder’s Shares to any person, including representatives of the Company, in connection with a meeting of the stockholders of the Company or otherwise, provided that such proxy or power or attorney is consistent with the Stockholder’s obligations under this Agreement.

2.3           Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.

Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in accordance with Subsection 5.12.

2.4           Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.            Representations. Each Stockholder, severally and not jointly, hereby represents and warrants to, and agrees with, the Company and the Investors as follows:

3.1           Organization; Authorization. Such Stockholder, if it is an entity, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Stockholder has all requisite capacity and authority to execute and deliver this Agreement and to perform his, her or its obligations under this Agreement. With respect to a Stockholder that is an entity, the execution and delivery of this Agreement and such Stockholder’s performance of its obligations under this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Stockholder and no other corporate or similar proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement or for such Stockholder to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Investors, the Company and the other Stockholders, the Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability affecting the rights of creditors and general equitable principles (whether considered in a proceeding in equity or at law).

3.2           Governmental Filings; No Violations; Certain Contracts. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by such Stockholder in connection with the execution and delivery of this Agreement, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, are not reasonably likely to prevent, materially delay or materially impair the performance of such Stockholder’s obligations under this Agreement. The execution and delivery by such Stockholder of this Agreement does not and the compliance with the provisions hereof will not (i) result in any loss, suspension, limitation or impairment of any right of such Stockholder to own or use any assets required for the conduct of its business, (ii) result in any violation of, default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of, any obligation, (iii) result in the loss of a benefit under any loan, guarantee of indebtedness, credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon such Stockholder or by which (or to which) any of such Stockholder’s properties, rights or assets are bound or subject, (iv) result in the creation of any Liens, upon any of the properties or assets of such Stockholder, (v) conflict with or violate any applicable Laws or (vi) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws (or similar governing documents), if any, of such Stockholder, except, in the case of clauses (i) through (v), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as are not, individually or in the aggregate, reasonably likely to prevent or materially delay or impair the performance of such Stockholder’s obligations under this Agreement.

3.3           Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or threatened against such Stockholder that seek to enjoin, or are reasonably likely to have the effect of preventing, making illegal or otherwise interfering with, the performance of such Stockholder’s obligations under this Agreement, except as would not, individually or in the aggregate, be reasonably likely to prevent or materially delay or impair the ability of such Stockholder to perform its obligations under this Agreement.

3.5           Ownership of Company Stock; Voting Power. The number of shares of Company Stock held of record and/or beneficially by such Stockholder as of the date of this Agreement is correctly set forth opposite such Stockholder’s name on Schedule A or Schedule B, as applicable. Such Stockholder is the record and/or beneficial holder of all of the Company Stock set forth opposite such Stockholder’s name on Schedule A or Schedule B, as applicable, and has full voting power and power of disposition with respect to all such Company Stock free and clear of any Liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Company Stock (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement or (b) any applicable restrictions on transfer under the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, or the securities Laws of any state within the United States.

3.6           Additional Company Stock. Any additional shares of Common Stock with respect to which a Stockholder acquires record or beneficial ownership after the date hereof, by exercise of a warrant, conversion of Preferred Stock into Common Stock, transfer or any other mechanism, shall automatically become subject to the terms of this Agreement as though owned by such Stockholder as of the date hereof.

3.7           Bad Actor Representation. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean with respect to any Person any other Person that is a beneficial owner of such first Person’s securities for purposes of Rule 506(d) of the Securities Act.

4.            Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the date on which all of the designation rights under Section 1.3 have terminated, or (b) the consummation of a Sale of the Company. For purposes of this Agreement, a “Sale of the Company” shall have the same meaning as Liquidation in the Certificate of Designation.

5.            Miscellaneous.

5.1           Transfers. Each transferee or assignee of any Shares subject to this Agreement who is an Affiliate of the pre-transfer or pre-assignment beneficial owners of such Shares (an “Affiliated Transferee”) (but not transferees or assignees who are not Affiliates) shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each Affiliated Transferee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any Affiliated Transferee, such Affiliated Transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such Affiliated Transferee shall have complied with the terms of this Subsection 5.1.

5.2           Disqualification Events. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

5.3           Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4           Counterparts. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6           Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 5.6. If notice is given to the Company, a copy shall also be sent to Bryan T. Allen, Parr Brown Gee & Loveless, P.C., 101 South 200 East, Suite 700, Salt Lake City, Utah 84111, ballen@parrbrown.com and if notice is given to Stockholders, a copy shall also be given to R. Ronald Hopkinson, Cooley LLP, 1114 Avenue of the Americas, New York, NY 10036, rhopkinson@cooley.com.

5.7           Consent Required to Amend. This Agreement may be amended only with the written consent of the Company and each of the Stockholders party hereto. Notwithstanding the foregoing, the Company may, without the consent of the Stockholders, modify Schedule A and/or Schedule B to add Stockholders not previously identified on Schedule A and/or Schedule B, to remove anticipated Stockholders who have not executed counterparts to this Agreement, or to modify investment amounts consistent with the actual subscriptions by the Stockholders.

5.8           Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.9           Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.10         Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

5.11         Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.12         Governing Law, Jurisdiction and Venue. This Agreement, and all claims or causes of action (whether in contract or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause or action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to this Agreement), shall be governed by the internal laws of the State of New York. Any issue, controversy, or claim arising out of or related to this Agreement or any related documents hereto that cannot be resolved by mutual agreement shall be settled or resolved by binding arbitration in New York City, New York pursuant to the Federal Arbitration Act and in accordance with the Commercial Arbitration Rules of the American Arbitration Association now or hereafter in effect. The parties to the dispute shall unanimously select the arbitrator. In the event the parties to the dispute are unable to unanimously select an arbitrator within ten (10) business days of a meeting called to appoint an arbitrator, the arbitrator shall be selected in accordance with the

Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall have the right to award individual relief which the arbitrator deems proper under the evidence presented and applicable law and consistent with the parties’ rights to, and limitations on, damages and other relief as expressly set forth in this Agreement. The award and decision of the arbitrator shall be conclusive and binding on all parties, and judgment upon the award may be entered in any court of competent jurisdiction. The expenses of the arbitration, including the arbitrator’s fees and expert witness fees, incurred by the parties to the arbitration, may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator. The foregoing agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof. IN AGREEING TO THE METHOD OF DISPUTE RESOLUTION SET FORTH IN THIS ARBITRATION CLAUSE, THE PARTIES SPECIFICALLY ACKNOWLEDGE THAT EACH PREFERS TO RESOLVE DISPUTES BY ARBITRATION RATHER THAN THROUGH THE FORMAL COURT PROCESS. FURTHER, EACH OF THEM UNDERSTANDS THAT BY AGREEING TO ARBITRATION EACH OF THEM IS WAIVING THE RIGHT TO RESOLVE DISPUTES ARISING OR RELATING TO THIS AGREEMENT IN COURT BY A JUDGE OR JURY, THE RIGHT TO A JURY TRIAL, THE RIGHT TO DISCOVERY AVAILABLE UNDER THE APPLICABLE RULES OF CIVIL PROCEDURE, THE RIGHT TO FINDINGS OF FACT BASED ON THE EVIDENCE, AND THE RIGHT TO ENFORCE THE LAW APPLICABLE TO ANY CASE ARISING OR RELATING TO THIS AGREEMENT BY WAY OF APPEAL, EXCEPT AS ALLOWED UNDER THE FEDERAL ARBITRATION ACT. EACH OF THEM ALSO ACKNOWLEDGES THAT EACH HAS HAD AN OPPORTUNITY TO CONSIDER AND STUDY THIS ARBITRATION PROVISION, TO CONSULT WITH COUNSEL, TO SUGGEST MODIFICATION OR CHANGES, AND, IF REQUESTED, HAS RECEIVED AND REVIEWED A COPY OF THE FEDERAL ARBITRATION ACT AND THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

5.13         Effectiveness. This Agreement shall be effective as of the consummation of the Second Closing. In the event that the Second Closing does not occur in accordance with the terms and conditions set forth in the Purchase Agreement, this Agreement shall automatically terminate without any further action by, or consent of, any party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

ULURU, Inc.

By:	/s/ Terrance K. Wallberg

Name:	Terrance K. Wallberg

Title:	Vice President/CFO

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

KEY HOLDERS:

/s/ Michael I. Sacks
Michael I. Sacks

/s/ Bradley Sacks
Bradley Sacks

/s/ Terrance K. Wallberg
Terrance K. Wallberg

Centric Capital

Signature:	/s/ Bradley Sacks

Name:	Bradley Sacks

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

VELOCITAS PARTNERS LLC

By:	/s/ Vaidehi Ashok Shah

Name:	Vaidehi Ashok Shah

Title:	Managing Member

VELOCITAS I LLC

By:	Velocitas I Manager LLC, its Manager

By:	/s/ William Kennard

Name:	William Kennard

Title:	Managing Member

SCHEDULE A

INVESTORS

Name and Address	Number of Shares Held

Velocitas I LLC

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held

Bradley Sacks	20,000

Terrance K. Wallberg	332,925*

Michael I Sacks (held through	16,025,245
Hero Nominees as nominee)

Centric Capital Ventures LLC	286,480

* Includes 60,000 shares of common stock issuable on exercise of warrants and 148,668 shares of common stock issuable on exercise of stock options

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20 __, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of [_____ __, 20 ___] (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”)[ or options, warrants, or other rights to purchase such Stock (the “Options”)], for one of the following reasons (Check the correct box):

☐	As a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	As a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

1.2          Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3          Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	ULURU, Inc.

Name and Title of Signatory

Address:	By:

Title:

Facsimile Number: